                                                                   Exhibit 10.21


                                  DEVELOPMENT
                                      AND
                            DISTRIBUTION AGREEMENT

          AGREEMENT entered by and between Hamilton Thorne Research, a Massachusetts General Partnership ("HTR") and Cell Robotics International, Inc., a Colorado corporation ("CRII") executed and deemed effective September 10, 1999.

          WHEREAS, HTR and CRII intend that CRII will grant to HTR and HTR will exploit to the parties' mutual benefit the worldwide right to distribute, market and sell CRII's In-Vitro Fertilization technology which includes the IVF Workstation and Zona Laser Treatment System and future improvement;

          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree as follows:

     1.   DEFINITIONS
          -----------

          1.1 The term "IVF Technology" shall be used generally to mean the IVF Workstation and the Zona Laser Treatment System and future improvements, which are devices intended for human application, to be utilized by health care providers in clinical settings, and designed and constructed to incorporate and exploit the patents, know-how, and engineering technologies of CRII as it relates to this product. (Exhibit A)

     2.   GRANT OF DISTRIBUTION RIGHTS AND LICENSE
          ----------------------------------------

          2.1 Subject to the terms and conditions stated herein, CRII grants to HTR an exclusive, worldwide right to distribute, market and sell CRII's IVF Technology.

          2.2 During the term of HTR's rights of exclusivity herein, CRII shall not market, sell or distribute CRII's IVF Technology products or substantially similar products to any third party or grant to a third party any rights with respect to any of the foregoing products in contradiction of any of the rights granted HTR in this Agreement.

          2.3 Subject to HTR's performance of its obligations under this Agreement, CRII grants to HTR the further right to sublicense or assign any HTR rights licensed or granted in this Section 2; provided, however, that such sublicense or assignment shall be solely for the purpose of permitting HTR to engage the services of sales representatives, dealers and other persons to assist HTR in its performance under this agreement. Under no circumstances shall HTR have the right to assign to any third party the exclusive right or non-exclusive rights granted herein without the express written consent of CRII which consent shall not be unreasonably withheld.

          2.4 CRII and HTR agree that HTR receives no licenses or rights whatsoever, by implication or otherwise, with respect to any CRII patents, patent rights, patent applications, trademarks, technology or other intellectual property except as specifically granted herein; and upon termination of this Agreement, other than as to inventory in HTR's possession at the time of termination, HTR shall have no further right to distribute, market or sell CRII's IVF Technology products.

          2.5 CRII shall promptly notify HTR in writing of any new, enhanced, derivative, or similar products (that are not improvements as defined in section
1.1 of this Agreement and for performing laser-assisted hatching) it develops or acquires related to laser-assisted batching devices or material components thereof, and HTR shall have a first right of refusal to negotiate the exclusive rights to distribute, market and sell any such products and devises, and to manufacture, market, distribute and sell any such products and devices according to the terms herein. Upon receipt of such notification from CRII, HTR shall have a period of 60 days in which HTR has the exclusive right to negotiate with CRII in mutual good faith an agreement by which CRII grants the above stated rights on terms generally consistent with those contained in this Agreement.

     3.   PRODUCTION AND PURCHASE COMMITMENTS
          -----------------------------------

          3.1 Subject to the various terms, conditions, and timetables provided in this Section 3, CRII will produce and sell to HTR and HTR will purchase from CRII all IVF Workstation and Zona Laxer Treatment System products HTR may require.

          3.2 HTR shall have the right to receive and CRII shall promptly provide to HTR all communications between CRII and the FDA involving or affecting the products subject to this agreement.

          3.3 In addition to purchasing three demo units at cost plus 15%, HTR will purchase from CRII a minimum of 25 units during Selling Year One (first twelve month period); 45 units in Selling Year Two (second twelve month period); and 70 units during Selling Year Three (third twelve month period). CRII will charge HTR a price per unit equal to 1.7 times CRII's all-in unit production cost plus freight, FOB Albuquerque. All-in production costs include: material costs, direct labor and manufacturing overhead (included here as Exhibit
B-1 & B-1). CRII shall establish cost standards for the purpose of determining interim unit production costing which shall be reconciled quarterly to actual costs. Unit all-in production costs incurred by CRII shall be subject to increases or decrease from time to time upon 90 days prior written notice to HTR to reflect actual increases in costs incurred by CRII for raw material, component notification of cost increase to HTR shall identify the overall elements CRII's production costs and those elements subject to increase or decrease. CRII will at all times keep and maintain complete and accurate books of accounting containing records of CRII's IVF Technology products all-in costs, in sufficient detail to enable transfer prices to be computed and verified. CRII will permit HTR or its representatives to inspect such records upon reasonable notice to CRII. HTR shall have the option to re-negotiate the terms of this agreement if CRII's all-in cost rise above 15% of cost in Exhibit A of this Agreement.

          3.4 HTR shall be responsible for procuring, according to CRII's specifications, and delivering to CRII, at HTR's sole cost and expense, the computer monitor and surge suppressor.

          3.5 Payment terms will be net 30 days following date of shipment. CRII will maintain a sufficient inventory of IVF Workstation and Zona Laser Treatment System parts to deliver the specific product within 45 days of the received order subject to causes beyond CRII's control. HTR will provide CRII with a quarterly, twelve month rolling forecast of IVF Workstation and Zona Laser Treatment System units.

          3.6 HTR will provide CRII with a twelve month order forecast 90 days prior to the commencement of Selling Year Two. Following commencement of Selling Year Two, and on an ongoing basis thereafter, HTR will provide CRII with a quarterly, twelve month rolling forecast of IVF Workstation and Zona Laser Treatment System unit orders. CRII will provide all IVF Workstation and Zona Laser Treatment System within 45 days of the received order subject to causes beyond CRII's control. CRII will maintain a 30-day inventory of IVF Workstation and Zona Laser Treatment System units during Selling Year Two as determined by the average, rolling consumption rate during the preceding 90 day period. The rolling forecast and shipment schedule processes established in this Section shall apply to any annual purchase periods following Selling Year Two.

          3.7 HTR shall pay for all costs related to FDA clinical trials and the submission to the PMA, including any resulting FDA inspection, for CRII's IVF Technology products. HTR shall pay CRII for its Regulatory Affairs Officer and technical staff to complete the clinical trial, submit the PMA and oversee the resulting FDA inspection of the technology development files and the manufacturing process in an amount equal to 1.7 times cost. HTR shall pay at the same staffing rates for engineering hardware or software upgrades, provided that such upgrades are agreed upon in writing by HTR and the upgrades are deemed necessary for marketing and competitive reasons. HTR shall pay for resulting regulatory submittals.

          3.8 HTR shall pay for consulting by CRII research and technical staff for an agreed upon number of weeks at 75% of a staff person's time at 1.7 times all-in cost, where all-in costs include salary plus fringe only. HTR shall pay for travel and other related expenses for in-house training sessions and trade shows conducted by CRII's product manager and other experts in support of HTR.

          3.9 HTR shall use its best efforts to distribute and market CRII's IVF Technology products in a high quality, technically correct manner and in such a way as to not detract from the image and reputation of CRII, and to protect CRII's proprietary rights therein. All marketing of the CRII's IVF Technology products shall identify CRII, shall use CRII trademarks and names and shall include appropriate copyright, trademark and proprietary mark notices. Changes to product names shall be subject to mutual agreement in writing.

          3.10 HTR shall furnish to each customer CRII's "standard warranty" covering CRII's IVF Technology products design and materials (attached as Exhibit C). Such warranty shall contain a statement to the effect that no one is authorized to make any warranty or representation on behalf of CRII or any other party other than set forth in the standard warranty and that the customer may not rely on any other warranty or representation. HTR shall make no representation regarding the CRII's IVF Technology products except as provided in product descriptions, user manuals or promotional materials provided by CRII. HTR warrants that it will make no false or misleading claims or commitments concerning the performance or capabilities of the IVF Workstation and Zona Laser Treatment System. HTR agrees to indemnify, defend and hold harmless CRII from any and all losses incurred by CRII as a result of any false or misleading claims or commitments by HTR. It is expressly understood that CRII shall have no obligation or liability whatsoever to any customer or end user of the CRII's IVF Technology products except for breaches of any express warranty given by CRII and except as may be provided for by the express terms of this Agreement.

          3.11 During the term of this Agreement, HTR covenants to and with CRII, its successors and assigns, that it will not directly or indirectly engage or become interested financially or otherwise in any business which manufactures, markets, distributes or sells a laser-based IVF product or any other laser product that is competitive with the CRII's IVF Technology products; nor shall HTR directly or indirectly conduct research or development on its own behalf or on behalf of any third party related to the development of any laser inventions or products which are substantially the same as or competitive with the IVF Workstation and Zona Laser Treatment System; nor shall HTR directly or indirectly engage in the manufacture, marketing or sale of any laser product which is substantially the same as, similar or competitive to the IVF Workstation and Zona Laser Treatment System, unless or until CRII conveys non-exclusive rights to any such products to a third party pursuant to the terms of
Section 2.5, in which case HTR shall be entitled to compete with any products for which rights have been conveyed.

     4.   OPTION TO PURCHASE
          ------------------

          4.1 For a period of one year from the date of this document, HTR shall have the option to purchase the exclusive manufacturing, marketing and sales rights to CRII's IVF Technology products. Upon exercising the option, HTR shall pay a $100,000 licensing fee and commence paying a royalty of 12% of net revenues received by HTR per each CRII product sold. Net revenues are defined as gross sales price less sales taxes, VAT or other import taxes and outside commissions to unrelated parties. All royalties shall be paid quarterly on or before the last day of the moth following the end of a royalty quarter. Royalties shall be deemed earned upon receipt of customer payment by HTR.

     4.2 Upon exercising the option, HTR shall also commence manufacture of the products and shall purchase the residual IVF Workstation and Zona Laser Treatment System parts inventory and manufacturing tools and fixtures from CRII at cost plus 15%. CRII will transfer copies of the manufacturing drawings, specifications and assembly instructions and shall utilize CRII software and engineering capabilities at an agreed upon price per hour or a fee for services arrangement.

     4.3 HTR shall furnish CRII, with each royalty payment, a statement specifying the total CRII IVF Technology product sales for which royalties have been earned during the quarter and the corresponding royalties paid. HTR will at all time keep and maintain complete and accurate books of accounting containing records of CRII's IVF Technology product sales, computed and verified. HTR will permit CRII or its representatives to inspect such records upon reasonable notice to HTR.

     5.   CRII COVENANTS, REPRESENTATION, AND WARRANTIES
          ----------------------------------------------

          5.1 CRII has not knowingly withheld from HTR, during the course of HTR's due diligence investigation of CRII or at any other time, any material facts relating to CRII IVF Technology Products, CRII's business, operations, financial condition or prospects. No representation or warranty in this Agreement or in any certificate, exhibit, schedule, statement or other agreement instrument or document furnished by CRII under or in connection with this Agreement contains or will contain to the best of CRII's knowledge any untrue statement of a material fact or omits to stat any material fact necessary to make the statements herein or therein not misleading.

          5.2 CRII is and will exercise diligent efforts to remain the record and beneficial owner or exclusive licensee of al right, title and interest in and to any patents, copyrights, mask works, trademarks, service marks, trade names, logos, trade secrets, know-how, inventions, designs, processes, computer programs, technical data and other intellectual property, whether registered or unregistered, and all registrations and applications for any of the foregoing, relating to CRII's IVF Technology products, without any conflict with the industrial or intellectual property rights of others and free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims. The provisions of this Section 5.2 shall not be construed to constitute a representation or warranty by CRII that the manufacture, distribution and sale of the IVF Workstation and Zona Laser Treatment System either are or will be subject to protection under any applicable patent, copyright, trademark or other laws applicable to intellectual property and unfair competition. CRII expressly disclaims any such representation or warranty, now or in the future.

          5.3 The use, license or sale of the IVF Workstation and Zona Laser Treatment System products and technologies, as intend herein, to the best of CRII's knowledge does not infringe, induce or contribute to the infringement of, violate or otherwise conflict with any patent, trademark, copyright or trade secret or intellectual property right belonging to any other person in either the U.S. or any other country.

          5.4 The IVF Workstation and Zona Laser Treatment System products shall be (i) manufactured in accordance with the required standards and specifications, (ii) substantially free from all material defects in design, workmanship and materials and (iii) manufactured in accordance with all applicable federal, state, laws, rules, or regulations including, but not limited to, FDA requirements.

          5.5 The execution and delivery by CRII of this Agreement and any other documents contemplated hereby, and the performance by CRII of any of its obligations herein will not conflict with, result in a breach or violation of the terms or conditions of, or constitute a default under any contract or agreement of CRII, its Articles of Incorporation or By-laws, or any order, judgment, statute, rule or regulation to which CRII is subject.

          5.6 The execution, delivery, and performance of this Agreement have been duly authorized and approved by the board of directors of CRII and this Agreement constitutes a valid and binding agreement of CRII in accordance with its terms.

     6.   HTR COVENANTS, REPRESENTATIONS, AND WARRANTIES
          ----------------------------------------------

          6.1 HTR has not knowingly withheld from CRII, during the course of CRII's due diligence investigation of HTR or at any other time, any material facts relating to HTR's business, operations, financial condition or prospects. No representation or warranty in this Agreement or in any certificate, exhibit, schedule, statement or other agreement, instrument or document furnished by HTR under or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

          6.2 HTR has the ability to distribute, market and sell the IVF Workstation and Zona Laser Treatment System worldwide and will diligently pursue same.

          6.3 The execution and delivery by HTR of this Agreement and any other documents contemplated hereby, and the performance by HTR of any of its obligations herein will not conflict with, result in a breach or violation of the terms or conditions of, or constitute a default under any contract or agreement of HTR, its Articles of Incorporation or By-laws, or any order, judgment, statute, rule or regulation to which HTR is subject.

          6.4 The execution, delivery, and performance of this Agreement have been duly authorized and approved by the board of directors of HTR and this Agreement constitutes a valid and binding agreement of HTR in accordance with its terms.

     7.   INDEMNIFICATION
          ---------------

          7.1 CRII indemnifies and holds HTR harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses) incident to any suit, action or proceeding arising out of or resulting from:

          (a) Notwithstanding the terms of Section 5.2 and 5.3, any action, proceeding, or claim involving an express or implied allegation that the parties' exploitation of any of the rights granted or licensed by CRII to HTR herein constitutes infringement of intellectual property rights belonging to another person;

          (b) Any claim arising from the existence, operation or use of the IVF Workstation and Zona Laser Treatment System, based upon alleged defects in design, material, or workmanship.

          (c) The breach or inaccuracy of any warranty or representation by CRII herein;

          (d) Any breach or failure to perform by CRII of any material term, covenant, or condition herein;

          (e) Any act or omission of CRII, its officers, employees, or agents in the performance of its obligations or conduct of its business whether under this Agreement or otherwise; or

          (f) Any costs and expenses of an FDA recall including, without limitation, shipping expenses and purchaser notification.

     7.2 HTR indemnifies and holds CRII harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses) incident to any suit, action or proceeding arising out of or resulting from:

     (a) The breach or inaccuracy of any warranty or representation by HTR herein;

     (b) Any breach or failure to perform by HTR of any material term, covenant, or condition herein;

     (c) Any act or omission of HTR, its officers, employees, or agents in the performance of its obligations or conduct of its business whether under this Agreement or otherwise; or

     (d) Any claim arising from the existence, operation or use of the IVF Workstation and Zona Laser Treatment System based upon defects in workmanship, if and only if HTR exercises its rights under Section 4.1 and the above equipment was manufactured by HTR.

     7.3 CRII and HTR mutually shall have the right to institute action against third persons alleging infringement of any patent or patent rights incorporated in the IVF Workstation and Zona Laser Treatment System products. Any action so instituted by the parties shall name both parties as plaintiffs or claimants and the parties shall contribute and participate equally in the expense of the suite and distribution of any damages recovered. In the event the parties do not mutually agree to institute any such action, either party may institute action in its name only and the instituting party shall bear the expense of litigation and shall be entitled to retain all damages recovered in such action. Any commencement of action solely by HTR alleging infringement of patents or patent rights conveyed to HTR herein shall not cause a waiver or forfeiture of any other claim or remedy HTR may have against CRII under CRII's representations, warranties, covenants, or obligations herein.

     8.   INSURANCE
          ---------

          8.1 CRII agrees to keep in force throughout the duration of this Agreement Directors & Officers and General Commercial Liability, including product liability coverage, insurance coverage in the following amounts:
Directors and Officers insurance of $2,000,000, and General Commercial Liability insurance of $2,000,000, with a $10,000,000 umbrella. CRII's Product Liability policy shall name HTR as an additional insured. CRII will provide HTR with current certificates of insurance evidencing such coverages. CRII will provide HTR with at least 30 days written notice of any cancellation, non-renewal or amendment of such policies.

          8.2 HTR agrees to keep in force throughout the duration of this Agreement Product Liability and Property Damage insurance coverage in amounts equivalent to coverages maintained by CRII. HTR's Product Liability policy shall name CRII as an additional insured. HTR shall provide CRII with current certificates of insurance evidencing such coverage's on or before this Agreement is executed. HTR will provide CRII with at least 60 days written notice of any cancellation, non-renewal or amendment of such policies.

     9.   TERM & TERMINATION
          ------------------

          9.1 This Agreement shall have an initial term of three years following the effective date and, unless either party provides the other written notice of intent not to renew at least ninety days prior to the last day of the initial or any renewal term, this Agreement shall automatically renew for two successive one year terms. In the event that HTR exercises its rights under section 4.1 of this Agreement, the royalty payments will continue throughout the life of the technology (as described in section 1.1) so long as the technology is being sold by HTR.

          9.2 Except as provided for in Section 11.3, either party shall have the right to terminate this Agreement in the event of any of the following:

          (a) A party breaches the Agreement and does not cure such breach within 60 days after notice from the non-breaching party specifying the nature of such breach.

          (b) The dissolution, insolvency, bankruptcy or appointment of a trustee or receiver for a party, whether voluntary or involuntary and bankruptcy is not dismissed within 60 days.

          9.3 In addition to the other provisions of this Agreement, in the event HTR shall fail to purchase the minimum number of IVF Workstation and Zona Laser Treatment System units required under Section 3.3, and such failure shall continue after 60 days' written notice, CRII shall have the right, at its sole election, to either (i) terminate this Agreement or (ii) modify the rights granted to HTR under this Agreement from exclusive to non-exclusive. CRII's failure to reasonably meet minimum production volumes, product quality standards and timely shipping requirements, subject to causes beyond CRII's control and after 60 days written notice, shall be grounds for HTR to either (i) terminate the Agreement pursuant to this Section 9.3 or (ii) exercise the provisions of
Section 4.1 of this Agreement. In the event this Agreement is terminated pursuant to this Section 9.3, then HTR may sell, and in which case CRII shall purchase, at fair market value within 60 days following termination, all manufacturing equipment, devices, materials, inventory, processes, know-how, and any other property owned by HTR and applied to the production of IVF Workstations and Zona Laser Treatment Systems.

          9.4 Termination of this Agreement for any reason shall not relieve a party of any obligation owing at the time of the termination.

     10.  CONFIDENTIALITY
          ---------------

          10.1 The parties acknowledge that the transactions herein will require the exchange of information which is or may be confidential or proprietary. As used herein, the term "Confidential Information" shall mean (i) proprietary information of any of the parties; (ii) information marked or designated by any of the parties as confidential; (iii) information, whether or not in written form and whether or not designated as confidential, which is known to a party as being treated as confidential by the other party; and (iv) information provided to any party by third parties which any party is obligated to keep as confidential. Confidential Information includes, but is not limited to, discoveries, ideas, designs, specifications, drawings, techniques, models, data, programs, documentation, processes, know-how, customer lists, marketing plans, and financial and technical information. Confidential Information shall not include any information of a party now or hereafter voluntarily disseminated by that party to the public, or which otherwise becomes part of the public domain through lawful means.

          10.2 Each party hereby acknowledges that each party's Confidential Information is and shall continue to be the exclusive property of such party, whether or not disclosed or entrusted under this Agreement. Each party agrees to exercise the highest degree of care in safeguarding the Confidential Information of the other party against loss, theft, or other inadvertent disclosure, and agrees generally to take all steps necessary to ensure the maintenance of confidentiality.

          10.3 Upon termination of this Agreement, or as otherwise reasonably requested, each party agrees to deliver promptly to the owning party all Confidential Information of the owning party, in all forms and copies, that may be in the non-owning party's possession or under its control.

          10.4 Each party acknowledges that any disclosure of Confidential Information in violation of this Agreement will cause irreparable harm to the owning party. If a party fails to abide by the requirements of this Section 10, the other party will be entitled to specific performance immediate issuance of a temporary restraining order or preliminary injunction, and to judgment for any damages caused by such breach, as well as expenses and reasonable attorneys fees incurred in enforcement of these rights, in addition to and not to the exclusion of nay other remedies provided in equity or at law.

          10.5 The terms of this Section 10, and the rights and obligations created herein, shall survive the termination of this Agreement for any reason.

     11.  MISCELLANEOUS
          -------------

          11.1 This agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors, and assigns. Subject to
Section 2.3, this Agreement and the various rights and obligations herein may not be assigned without the mutual written consent of the parties.

          11.2 Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery, 24 hours after deposit with an overnight express delivery service, or 72 hours after deposit in the United States mail, postage fully prepaid, addressed to the respective party:

If to HTR:

Hamilton Thorne Research
100 Cummings Center, Suite 102C
Beverly, MA 01915-6101
Attn: President

With copy to:

Jeffrey B. Loeb, Esquire
Ardiff & Morse
One Corporate Place - 3/rd/ Floor
55 Ferncroft Road
Danvers, MA  01923

If to CRII:

Cell Robotics International, Inc.
2715 Broadbent Parkway, NE
Albuquerque, NM 87107
Attn: President

With copy to:

Clifford L. Neuman, Esq.
Neuman & Drennan, LLC
1507 Pine Street
Boulder, CO 80302

or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

          11.3 This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its choice of law provisions.

          11.4 This Agreement contains the entire understanding between the parties with respect to the subject matter herein and supercedes any prior understandings and agreements among them regarding the same.

          11.5 In the event of any action by a party under this Agreement to enforce any of its terms, it is agreed that the prevailing party shall be entitled to recovery its costs and reasonable attorneys fees in bringing or defending such action.

          11.6 This Agreement or any section hereof shall not be construed against a party due to the fact that the Agreement or any section was drafted by that party.

          11.7 If any provision of this Agreement or application of a provisions held to be invalid or unenforceable, the remainder of this Agreement and the enforceability thereof shall not be affected by such determination.

          11.8 Any failure or delay be a party to enforce this Agreement or an right herein shall not constitute in any instance a waiver of such right or ability to obtain a permitted remedy.

          11.9 This Agreement may not be amended or supplemented except by a written instrument signed by the parties. Any action by a party contrary to or in modification of the terms of this Agreement shall not create a new agreement among the parties unless specifically consented to in writing by the non-acting party.

Agreed and Accepted by:

HAMILTON THORNE RESEARCH              CELL ROBOTICS INTERNATIONAL, INC.


  /s/ Meg D. Hamilton                    /s/ Ronald K. Lohrding, Ph.D.
_________________________             _________________________________
By: Meg D. Hamilton                   By: Ronald K. Lohrding, Ph.D.
    President and CEO                     President and CEO